Exhibit 10.8
February 12, 2004
Jack Pacheco
4048 Marblehead Court
San Ramon, CA 94583
Dear Jack:
     On behalf of Modular, L.L.C. (the “Parent”), I am pleased to set forth the terms of your offer of employment with SMART Modular Technologies (the “Company”) after the closing of the acquisition of the Company and related entities from Solectron by the Parent and its subsidiaries (the “Acquisition”). This letter agreement (this “Letter Agreement”) is contingent on, and will be effective upon the date of, the closing of the Acquisition (the “Effective Date”).
     The terms of your employment with the Company and its affiliates will be as follows:

Position:	Your position will be Chief Financial Officer, initially reporting to the President. While employed by the Company or its affiliates, you will be expected to devote your full working time and attention to the business of the Company and its affiliates and not engage or participate in any business that is competitive with the business of the Company and its affiliates.

Base Salary:	You will receive an initial annual base salary of $185,000 to be paid in regular installments in accordance with the Company’s usual payroll practices. It is expected that salary reviews will be conducted on an annual basis, and you will be entitled to such increases in your base salary as determined by the Board of Directors in its sole discretion.

Performance Bonus:	You will be eligible to receive an annual bonus with an initial target bonus opportunity of 100% of your base salary, depending upon the achievement of performance criteria (which may be based on the Company’s and its affiliates’ performance, individual performance, or a combination thereof) established by the Board of Directors in its sole discretion from time to time in consultation with the management team.

Stock Option:	Promptly after the Effective Date, you will be granted an option (the “Option”) to purchase shares of common stock of Parent (or one of its affiliates) representing approximately 0.70% of such entity’s outstanding common stock. The Option will have an exercise price equal to the fair market value of the stock as of the date of grant. The Option will vest and become exercisable over four years subject to your continued employment on the applicable vesting date, with 25% of the Option vesting after the first year and monthly vesting thereafter. Except as set forth herein, the Option will be subject to the terms of the stock plan and the applicable award agreement.

Benefits:	You will be provided employee benefits (including fringe benefits, vacation, life, health, accident and disability insurance, 401(k) plan) on the same basis as those benefits are generally made available to senior executives of the Company.

At-Will Employment	Your employment with the Company is “at-will”, meaning either you or the Company may terminate your employment for any reason at any time, with or without cause.

Restrictive Covenants:	As a condition to your employment and the grant of the Options, you have executed or, if requested, agree to execute the Company’s standard form of proprietary information and confidentiality agreement.

Miscellaneous:	All amounts due hereunder are subject to payroll deductions and withholdings as are required by law. This Letter Agreement may be assigned by the Parent to the Company or any of its affiliates.

Entire Agreement:	This Letter Agreement represents the entire understanding between you and the Parent or any of its affiliates regarding the matters discussed herein and supersedes all prior agreements (other than any existing proprietary information and confidentiality agreement), written or oral, between you and the Company, the Parent or any of their affiliates.

Governing Law:	This Letter Agreement will be governed by California law, without application of the conflict of law principles thereof.

     To indicate your acceptance of this offer, please sign and return this Letter Agreement.

Very truly yours,

/s/ Iain MacKenzie

Agreed and accepted:

/s/ Jack Pacheco

Name: Jack Pacheco
Date: 2/17/04

Expected Start Date: 3/13/04

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